UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2008

JAZZ TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-32832	20-3320580
(Commission File Number)	(IRS Employer Identification No.)

4321 Jamboree Road
Newport Beach, California 92660

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (949) 435-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2008, Jazz Technologies, Inc. (the “Company”) appointed Susanna H. Bennett as its Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer), effective as of that date.

Ms. Bennett, age 54, also continues to serve as Vice President of Finance of Jazz Semiconductor, Inc., a position she has held since September 2008.  Previously she served as Senior Vice President and Assistant Chief Financial Officer of Jazz Semiconductor, Inc. since January 2008. She has over 20 years of leadership experience, primarily in the Finance organizations of high technology companies.

From May 2007 to December 2007, Ms. Bennett was a Chief Financial Officer partner at Tatum LLC focusing on M&A and IPO assignments in China. She was Chief Financial Officer at eEye Inc., a network security software company from May 2006 to December 2006. She was Chief Financial Officer, Vice President Finance and Administration and Co-Corporate Secretary of Viacore Inc., a supply-chain software and services provider, from its start-up in May 1999 to its acquisition by IBM Corporation in February 2006, and served as a Transition Executive at IBM Corporation following IBM’s acquisition of Viacore from February 2006 to April 2006.  Previously she was on the management-buy-out team that found Printrak International Inc., a fingerprint identification systems provider, where she held multiple executive roles including Vice President Finance and Administration and played a key role in executing restructurings, an initial public offering and merger and acquisition activity. Prior to joining Printrak, she was Corporate Controller of De La Rue Printrak Inc., which was formerly a technology group of Rockwell International Inc.

Ms. Bennett’s annual base salary is $200,000. Ms. Bennett is also eligible to participate in the Jazz Semiconductor, Inc. performance bonus program under terms and conditions to be approved by the Board of Directors.  Under current program guidelines, the annual target award for Ms. Bennett’s position is 50% of annual base pay, and for 2008, Jazz committed that Ms. Bennett’s payment associated with the bonus program will be no less than 25% of her bonus target, which equates to a gross amount of $25,000.  To receive this bonus amount, Ms. Bennett must remain an employee at the time that payment is made consistent with the normal payment cycle for the established bonus program.  In July 2008, Ms. Bennett was paid a $10,000 advance payment against this year-end bonus commitment.

Ms. Bennett received a grant on February 15, 2008, pursuant to the Company’s 2006 Equity Incentive Plan, to purchase up to 20,000 shares of our common stock at an exercise price equal to the closing price of our common stock on that date and a grant on February 19, 2008 to purchase up to an additional 20,400 shares of our common stock at an exercise price equal to those closing price of our common stock on that date.  Those options have a term of 10 years, and vest 25% one year following the grant date, with the remainder vesting in equal quarterly installments over the following 24 months.  In connection with merger with Tower Semiconductor Ltd., those options, whether vested or unvested, became exercisable for Tower ordinary shares, with each option to purchase shares of the Company’s common stock outstanding at the effective time of the merger becoming an option to purchase a number of Tower ordinary shares equal to 1.8 multiplied by the number of shares of the Company’s common stock that such option was exercisable for prior to the effective time, rounded down to the nearest whole number of Tower ordinary shares.  The per share exercise price of each option now equals the exercise price of such option immediately prior to the effective time of the merger divided by 1.8, rounded up to the nearest cent.

Ms. Bennett was granted on May 30, 2008 a package of retention benefits under which, if she is still employed by Jazz on September 19, 2010,  she will be entitled to a cash bonus in the gross amount of 40% of her annual base salary at that time (the “Retention Bonus”), and she received a grant pursuant to Tower Semiconductor Ltd’s Employee Share Option Plan 2005 to purchase up to 55,000 shares of Tower’s ordinary shares at an exercise price equal to the closing price of Tower’s ordinary shares on September 18, 2008 (the “Tower Retention Option”).  The Tower Retention Option has a term of 10 years and vests in full on September 19, 2010.  If Ms. Bennett’s employment is terminated without cause after March 18, 2009 and before September 19, 2010, she will be entitled to be paid the Retention Bonus 30 business days after the date of termination of her employment, and the Tower Retention Option will become fully vested as of the date of termination of her employment.  Ms. Bennett is an employee at-will and has not entered into an employment agreement with us.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Jazz Technologies, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 18, 2008	JAZZ TECHNOLOGIES, INC. By: /s/ Susanna H. Bennett —————————————— Susanna H. Bennett Chief Financial Officer